Exhibit 10.2

as of September 8, 2010

Mr. Gregory F. Hughes

32 Pembroke Drive

Glen Cove, New York 11542

Re:  Employment Agreement

Dear Mr. Hughes:

Reference is made to that certain Amended and Restated Employment and Noncompetition Agreement, dated as of April 16, 2007, entered into by and between SL Green Realty Corp. (the “Company”) and you, as amended to date (the “Employment Agreement”).

This letter evidences the following modifications to the Employment Agreement:

(1)                                  The Original Term is hereby set to expire on November 30, 2010, and shall automatically be extended for successive three (3) month periods (each a “Renewal Term”), unless either party gives the other party at least twenty (20) days written notice of non-renewal prior to the expiration of the then current term.

(2)                                  On September 30 and subject to your delivery of the Release Agreement provided for in Section 7(a) of the Employment Agreement, you shall:

(a)                                  be issued a number of shares of the Company’s common stock equal to 12,500 shares less the number of shares that would have been held back by the Company to satisfy the Company’s tax withholding obligations relating to the issuance of such shares.  The shares issued shall immediately vest.  On the date of issuance, you will pay to the Company an amount, in cash, sufficient to satisfy the Company’s tax withholding obligations relating to the issuance of such shares;

(b)                                 be paid a cash bonus in the amount of $250,000, plus an additional amount equal to the dollar value of the reduction from the 12,500 shares noted in para 2(a) above, which dollar value will be based on the closing price per share of the Company’s common stock on the New York Stock Exchange on such date; and

(c)                                  immediately vest in the 11,944 shares of the Company’s common stock granted to you on January 12, 2010, which are otherwise scheduled to vest on January 12, 2011.

(3)                                  So long as the Company has not terminated your employment for Cause or you have not terminated your employment without Good Reason, then upon the date either party gives the other written notice of non-renewal of the then current term, you shall immediately surrender to the Company all right, title and interest you have in and to the award granted to you pursuant to the Company’s 2010 Outperformance Plan other than a 2.0% Participation Percentage in the Plan, and corresponding number of Notional Units and Award LTIP Units on a pro rata basis with respect to initial and additional Units granted thereunder.  The portion of your award under the 2010 Outperformance Plan that is not surrendered shall in all events remain subject to performance based vesting, and so long as such performance based vesting has been satisfied, then (x) 1.33% of the 2.0% shall become vested as follows: (1) one-half (1/2) of the Award LTIP Units shall become vested on January 1, 2013; and (2) an additional one-quarter (1/4) of the Award LTIP Units shall become vested on each of January 1, 2014 and 2015 and (y) .67% of the 2.0% shall vest immediately.  With respect to the portion of your award under the 2010 Outperformance Plan that is not surrendered, the Award Agreement issued to you under the 2010 Outperformance Plan shall govern in all events, except with respect to any requirement that you remain an employee of the Company to remain entitled to the Award LTIP Units; and all terms used in this paragraph (d) shall be as defined in the Award Agreement.

(4)                                  So long as the Company has not terminated your employment for Cause or you have not terminated your employment without Good Reason, then upon the expiration of the Employment Period and subject to your delivery of the Release Agreement provided for in Section 7(a) of the Employment Agreement, you shall be paid a cash bonus equal to the sum of (a) 12,500 multiplied by the closing price of the Company’s stock upon such expiration plus (b) $250,000.

(5)                                  The provisions of Section 8(b)(i) of the 2007 Employment Agreement shall remain effective following the expiration of the Employment Period for a term of six (6) months.

All terms used and not defined herein shall be as defined in the Employment Agreement.  Except as modified herein, the terms and conditions of the Employment Agreement remain unmodified, and in full force and effect.  This letter supersedes any letter agreements between you and the Company, in their entirety, relating to the subject matter hereof, and any other such letter agreements shall be of no further force and effect.

Please evidence your agreement to the terms and conditions set forth above by executing this letter in the place indicated.

Sincerely,

Acknowledged and Agreed:

Gregory F. Hughes

Date: as of September 8, 2010